UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

______________

Date of Report (Date of earliest event reported):  September 16, 2011

Mid Penn Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-13677	25-1666413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

349 Union Street, Millersburg, Pennsylvania	17061
(Address of principal executive offices)	(Zip Code)

(717) 692-2133
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01     Regulation FD Disclosure.

Mid Penn Bancorp, Inc. (the “Corporation”) announced that it has withdrawn its previously filed application to the U.S. Department of the Treasury (“Treasury”) to participate in Treasury’s Small Business Lending Fund (“SBLF”), which was created as part of the Small Business Jobs Act enacted in September 2010.  The Corporation decided to withdraw the application after being notified by Treasury representatives that the Corporation’s application would not be approved.  Treasury did not provide the Corporation with any reason that its application would not be approved.  Rory G. Ritrievi, the Corporation’s President and Chief Executive Officer, said “The SBLF was one avenue we were pursuing to refinance the preferred stock issued through the Capital Purchase Program and to supplement existing capital levels to support our short-term growth strategy.  With or without the SBLF, our capital position is in excess of what our regulators define as ‘well capitalized,’ and our business plan will continue without interruption.”

This report may contain forward-looking statements with respect to the Corporation’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Corporation’s control.  For discussion of these and other risks that may cause actual results to differ from expectations, refer to our filings made with the SEC, including the sections entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 on file with the SEC.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation in light of new information or future events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MID PENN BANCORP, INC.

Dated: September 20, 2011

	By:	/s/ Rory G. Ritrievi
Rory G. Ritrievi
President & Chief Executive Officer